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Exhibit 12.1

Computation of Ratio of Earnings To Fixed Charges

								Predecessor Company
	Successor Company
									Year Ended December 31,
	Years Ended December 31,						Period from March 15 to December 31, 2004	Period from January 1 to March 14, 2004
	2007		2006		2005				2003
Net income (loss) before income taxes	$(23,480)		$(17,046)		$(433)		$(16,814)	$(12,453)	$17,971
Fixed charges:
Interest expense	25,155		20,668		18,741		13,597	2,513	13,119
Interest factor of operating rents	413		409		356		271	70	334

Total fixed charges	$25,568		$21,077		$19,097		$13,868	$2,583	$13,453

Adjusted earnings	$2,088		$4,031		$18,664		$(2,946)	$(9,870)	$31,424

Ratio of earnings to fixed charges	(a	)	(a	)	(a	)	(a )	(a )	2.3

(a)
Earnings in 2007, 2006, 2005, and 2004 were insufficient to cover fixed charges. The amount of the ratio of earnings to fixed charges deficiency for the years ended December 31, 2007, 2006, and 2005 was $23,480, $17,046, and $433, respectively. The amount of the ratio of earnings to fixed charges deficiency for the period from March 15 to December 31, 2004 was $16,814 and for the period from January 1 to March 14, 2004 was $12,453.

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  Exhibit 12.1
Computation of Ratio of Earnings To Fixed Charges